Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Preferred Shares

of

DWS Municipal Income Trust

(the “Fund”)

If you tendered to the Fund, a Massachusetts business trust, in connection with the offer (the “Offer”) by the Fund to purchase for cash up to 100% of its outstanding Series A, B, C, D and E Preferred Shares of Beneficial Interest, par value $0.01 per share and a liquidation preference of $5,000 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 27, 2012 and the related Letter of Transmittal, and you wish to withdraw all or any of your tendered Preferred Shares, please fill out the attached Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, contact your broker or other nominee to withdraw your tendered Preferred Shares.

1.           Withdrawal.  If you have tendered your Preferred Shares pursuant to the Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker or other nominee, contact your broker or other nominee to withdraw your tendered Preferred Shares.

2.           Delivery of Notice of Withdrawal.  Deutsche Bank Trust Company Americas (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on October 26, 2012 (the “Expiration Date”), which is the current expiration date of the Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.  If your Preferred Shares are registered in the name of your broker or other nominee, you may need to allow your broker or other nominee additional time to withdraw your tendered Preferred Shares.  You should consult your broker or other nominee to determine if there is an earlier deadline by which you must inform your broker or other nominee of any decision to withdraw your tendered Preferred Shares.

3.           Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the Fund, name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If the Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

Of

Series A Preferred Shares of Beneficial Interest

Series B Preferred Shares of Beneficial Interest

Series C Preferred Shares of Beneficial Interest

Series D Preferred Shares of Beneficial Interest

Series E Preferred Shares of Beneficial Interest

of

DWS Municipal Income Trust

(the “Fund”)

Previously Tendered

Pursuant to the Offer to Purchase Dated September 27, 2012

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME,

ON OCTOBER 26, 2012, UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

Deutsche Bank Trust Company Americas

Delivery By First Class Mail, By Registered, Certified or Express Mail, By Overnight Courier, and By Hand should be directed to:

c/o DB Services Americas, Inc.
MS JCK01-D218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Reorganization Unit

If you have any questions regarding this Notice of Withdrawal, please contact Deutsche Bank Trust Company Americas, the Information Agent for the Offer, toll free at 1-800-735-7777 (Option 1).

DESCRIPTION OF PREFERRED SHARES WITHDRAWN
Enter the Name of your Fund (and Series of Preferred Shares):
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
1 ☐ All 2 ☐ Partial:______________________________
*Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered preferred shares of beneficial interest of the Fund in connection with the offer by the Fund, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Series A, B, C, D and E Preferred Shares of Beneficial Interest, par value $0.01 per share and a liquidation preference of $5,000 per share (the “Preferred Shares”).

☐           CHECK HERE IF YOUR PREFERRED SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING.  PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered
Holder(s):______________________________________________________________________

Window Ticket No. (if any):_______________________________________________________

Date of Execution of Notice of Guaranteed Delivery:____________________________________

Name of Institution which Guaranteed Delivery:_______________________________________

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:_________________________________________________________________

Signature(s) of Owner(s):________________________________________________________

    ________________________________________________________

Date:_________________, 2012

Printed Names:_______________________________________________________________

_______________________________________________________________

Capacity and Location Signed:___________________________________________________

Address:______________________________________________________________________

Guarantee of Signature(s)
(Required if Preferred Shares have been delivered to the Depositary)
[For use by financial institutions only.  Place medallion guarantee in space below.]